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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            _________________________

                                  SCHEDULE 13G

                            _________________________

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                             Norton McNaughton, Inc.
                                (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                   668-685-100
                                 (CUSIP NUMBER)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1 (b)
|_|      Rule 13d-1 (c)
|_|      Rule 13d-1 (d)


_________________________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  668-685-100                  13G                    Page 2 of 6 Pages

1.       NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (ENTITIES ONLY):   Buckingham Capital Management Incorporated,
         Federal I.D. No. 13-3276152

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:        (a)  |_|
                                                                   (b)  |X|
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

         NUMBER OF SHARES             5.       SOLE VOTING POWER: 694,600
         BENEFICIALLY OWNED
         BY EACH REPORTING
         PERSON WITH
                                      6.       SHARED VOTING POWER: 0

                                      7.       SOLE DISPOSITIVE POWER: 694,600

                                      8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         694,600

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES:*  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 9.37%

12.      TYPE OF REPORTING PERSON*: IA



______________________________
* See Instructions before filling out!

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CUSIP NO.  668-685-100                  13G                    Page 3 of 6 Pages

Schedule 13G of Buckingham Capital Management Incorporated with respect to the common stock (the "Common Stock") of Norton McNaughton, Inc. (the "Company").

ITEM 1 (a)        NAME OF ISSUER:
                  Norton McNaughton, Inc.


ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  463 Seventh Avenue, New York, NY 10018


ITEM 2 (a)        NAME OF PERSON FILING:
                  Buckingham Capital Management Incorporated


ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  630 Third Avenue, Sixth Floor, New York, NY 10017


ITEM 2 (c)        CITIZENSHIP:
                  Buckingham Capital Management Incorporated is a Delaware corporation


ITEM 2 (d)        TITLE OF CLASS OF SECURITIES:
                  Common Stock


ITEM 2 (e)        CUSIP NUMBER:
                  668-685-100

ITEM (3) IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   (   )  Broker or Dealer registered under Section 15 of
                               the Securities Exchange Act of 1934 (the "Act")
                  (b)   (   )  Bank as defined in Section 3(a)(6) of the Act
                  (c)   (   )  Insurance Company as defined in Section
                               3(a)(19) of the Act
                  (d)   (   )  Investment Company registered under Section 8
                               of the Investment Company Act of 1940
                  (e)   (X)    An investment adviser in accordance with Rule
                               13d-1(b)(1)(ii)(E);

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CUSIP NO.  668-685-100                  13G                    Page 4 of 6 Pages


                  (f)   (   )  An employee benefit plan or endowment fund in
                               accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g)   (   )  A parent holding company or control person in
                               accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h)   (   )  A savings association as defined in Section
                               3(b) of the Federal Deposit Insurance Act;
                  (i)   (   )  A church plan that is excluded from the
                               definition of an investment company under
                               Section 3(c)(14) of the Investment Company Act;
                  (j)   (   )  A Group, in accordance with Rule
                               13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. | |


ITEM 4.           OWNERSHIP

                  (a)   Amount Beneficially Owned:
                        694,600

                  (b)   Percentage of Class:
                        9.37% (based on the 7,414,429 Common Shares reported to be outstanding in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998).

                  (c)   Number of shares as to which such person has:
                        (i)    sole power to vote or to direct the vote: 694,600
                        (ii)   shared power to vote or to direct the vote: 0
                        (iii) sole power to dispose or to direct the disposition of : 694,600
                        (iv)   shared power to dispose to direct the
                               disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  Not applicable.


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON
                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not applicable.

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CUSIP NO.  668-685-100                  13G                    Page 5 of 6 Pages


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                  Not applicable.


ITEM 10.          CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO.  668-685-100                  13G                    Page 6 of 6 Pages


                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 1999

                                      BUCKINGHAM CAPITAL MANAGEMENT, INC.


                                      By: /s/David B. Keiden
                                          ------------------
                                      David B. Keiden, President